Exhibit 4.1

GW Pharmaceuticals plc

long-term incentive plan

Approved by shareholders of the Company on 18 March 2008

Amended by the Remuneration Committee on 14 March 2013 and 5 May 2015

The Plan is a discretionary benefit offered by GW Pharmaceuticals plc for the benefit of employees, directors and consultants of its group. Its main purpose is to increase the interest of such people in GW Pharmaceuticals plc's long-term business goals and performance through share ownership. The Plan is an incentive for their future performance and commitment to the goals of the GW Pharmaceuticals group.

Shares purchased or received under the Plan, any cash received under the Plan and any gains obtained under the Plan are not part of salary for any purpose (except to any extent required by statute).

The Plan is being offered for the first time in 2008 and the Remuneration Committee of the Board of Directors of GW Pharmaceuticals plc shall have the right to decide, in its sole discretion, whether or not further awards will be granted in the future and to which eligible persons those awards will be granted.

Participation in the Plan is an investment opportunity distinct from any employment contract and entails the risks associated with an investment. An individual who participates in the Plan is treated as being aware of such risks and accepts such risks of his own free will.

The detailed rules of the Plan are set out overleaf.

1.	DEFINITIONS AND INTERPRETATION

1.1	In the Plan, unless the context otherwise requires:

"AIM Rules" means the rules published by the London Stock Exchange governing its Alternative Investment Market;

"Award" means a Performance Award or a Matching Award in the form of a Conditional Award or an Option;

"Board" means the board of directors of the Company or a duly authorised committee of the Board or a duly authorised person;

"Code" means the United States Internal Revenue Code, as the same may be amended from time to time and any successor thereto;

"Committee" means the remuneration committee of the Board or, on and after the occurrence of a corporate event described in Rule 12 (Takeovers and other corporate events), the remuneration committee of the Board as constituted immediately before such event occurs;

"Company" means GW Pharmaceuticals plc (registered in England and Wales with registered number 4160917);

"Conditional Award" means a conditional right to acquire Shares granted under the Plan which is designated as a conditional award under Rule 4.2 (Type of Award);

"Connected Person" means an individual who is a an employee or director (including a non-executive director) of, or a Consultant to, a Group Company;

"Consultant" means an individual who is contracted to provide services to a Participating Company or a Group Company (as applicable) and who is not an employee or director of that company;

"Control" means control within the meaning of section 719 of ITEPA;

"Dividend Equivalent" means a benefit calculated by reference to dividends paid on Shares as described in Rule 4.4;

"Early Vesting Date" means either:

(a)	the date of cessation of employment of a Participant in the circumstances referred to in Rules 11.1 (Good leavers); or

(b)	the date of Vesting referred to in Rule 12.1 (General offers), Rule 12.2 (Schemes of arrangement and winding up) or Rule 12.3 (Demergers and similar events) (as applicable);

"Eligible Person" means an individual who is an employee or director (including a non-executive director) of, or a Consultant to, a Participating Company;

"Exercise Period" means the period referred to in Rule 7.2 during which an Option may be exercised;

"Fair Market Value" means, with respect to a Share, as of any date (i) if the Shares are admitted to trading on a securities exchange, the closing price of a Share on the preceding day on such securities exchange or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported; (ii) if the Shares are not at the time listed or admitted to trading on a stock exchange, the closing average of the closing bid and asked price of a Share on the preceding day in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of the Shares in such market; or (iii) if the Shares are not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, as determined by the Committee in good faith using a reasonable application of a reasonable valuation method.

"Grant Date" means the date on which an Award is granted;

"Group Member" means:

(a)	a Participating Company or a body corporate which is the Company's holding company (within the meaning of section 736 of the Companies Act 1985) or a Subsidiary of the Company's holding company;

(b)	a body corporate which is a subsidiary undertaking (within the meaning of section 258 of that Act) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; and

(c)	any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

"ITEPA" means the Income Tax (Earnings and Pensions) Act 2003;

"Investment Shares" means Shares acquired pursuant to Rule 3 (Investment Shares) and any further Shares added to a holding of Investment Shares under Rule 3.4 (Variation of share capital – Investment Shares);

"London Stock Exchange" means London Stock Exchange plc or any successor to that company;

"Matching Award" means an Award designated as a Matching Award under Rule 4.2 (Type of Award);

"Normal Vesting Date" means the date on which an Award Vests under Rule 6.1 (Timing of Vesting: Normal Vesting Date), in the absence of an Early Vesting Date;

"Option" means a right to acquire Shares granted under the Plan which is designated as an option under Rule 4.2 (Type of Award);

"Option Price" means the amount, if any, payable per Share on the exercise of an Option;

"Participant" means in the case of a Performance Award, such Eligible Person to whom a Performance Award is granted, and, in the case of a Matching Award, a person who acquires Investment Shares pursuant to Rule 3 (Investment Shares) including, in either case, his personal representatives;

"Participating Company" means the Company or any Subsidiary of the Company;

"Performance Award" means an Award designated as a Performance Award under Rule 4.2 (Type of Award);

"Performance Condition" means a condition related to performance which is specified by the Committee under Rule 4.1 (Terms of grant);

"Plan" means the GW Pharmaceuticals plc Long-Term Incentive Plan as amended from time to time;

"Regular Option" means an Option other than a Short-Term Option;

"Return Date" means the date by which an invitation issued under Rule 3.2 (Invitations in respect of Investment Shares) must be returned to the Company;

"Rule" means a rule of the Plan;

"Section 409A" means Section 409A of the Code and the Treasury Regulations and other guidance published by the United States Treasury Department and the United States Internal Revenue Service with respect thereto.

"Shares" means fully paid ordinary shares in the capital of the Company;

"Short-Term Deferral Period" means the short-term deferral period (within the meaning of Code Section 409A and Treas. Regs. §1.409A-1(b)(4));

"Short-Term Option" is an Option which may not be exercised later than the end of the Short-Term Deferral Period in relation to that Option;

"Subsidiary" means a body corporate which is a subsidiary (within the meaning of section 736 of the Companies Act 1985);

"Tax Liability" means any amount of tax or social security contributions for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account for to any relevant authority;

"Treasury Regulations" or "Treas. Regs." means the United States Treasury Regulations, as the same may be amended from time to time and any successor thereto;

"US Taxpayer" means a person who is subject to the federal income tax laws of the United States;

"Vest" means:

(d)	in relation to a Conditional Award, a Participant becoming entitled to have Shares transferred to him (or his nominee) subject to the Rules;

(e)	in relation to an Option, it becoming exercisable (subject to the conditions contained in Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues),

and Vesting shall be construed accordingly;

"Vested Shares" means those Shares in respect of which an Award Vests.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Expressions in italics and headings are for guidance only and do not form part of the Plan.

2.	ELIGIBILITY

An individual is eligible to participate in the Plan only if he is an Eligible Person.

3.	Investment Shares

3.1	Source of Investment Shares

In relation to the proposed grant of any Matching Award, an individual's Investment Shares shall, at the discretion of the Committee, comprise:

(a)	Shares acquired pursuant to Rule 3.3 (Acquisition of Investment Shares) using an amount of the individual's post-tax annual bonus; and/or

(b)	Shares acquired pursuant to Rule 3.3 (Acquisition of Investment Shares) using an individual's monies other than an amount of his post-tax annual bonus.

3.2	Invitations in respect of Investment Shares

The Committee may invite any Eligible Person to provide funds to acquire Shares in accordance with Rule 3.1 (Source of Investment Shares). Any such invitation shall specify:

(a)	the maximum amount which may be used to acquire Investment Shares (or the basis for calculating such amount);

(b)	the procedure for providing the funds to invest in Investment Shares;

(c)	a Return Date;

(d)	the maximum number of Shares over which a related Matching Award will be made (or how that number will be determined); and

(e)	such other terms relating to the Investment Shares as the Committee may decide from time to time.

3.3	Acquisition and holding of Investment Shares

As soon as practicable after the Return Date, and subject to any restrictions referred to in Rule 4.7 (Approvals and consents), the Company will procure the acquisition of the Investment Shares. Investment Shares will then be held in one or more of the following ways:

(a)	on the Participant's behalf by a nominee chosen from time to time by the Committee; or

(b)	directly by the Participant but he will deposit the documents of title relating to the Investment Shares with any person specified by the Committee; or

(c)	by such other method as the Committee decides that will enable it to monitor ownership of the Investment Shares.

3.4	Variation of share capital – Investment Shares

Unless the Committee decides otherwise, if:

(a)	a Participant acquires any further Shares by virtue of his holding of Investment Shares under a variation of share capital of the Company then he may add those Shares to his holding of Investment Shares;

(b)	a Participant receives a special dividend by virtue of his holding of Investment Shares, he may purchase further Shares with the dividend and add those Shares to his holding of Investment Shares;

(c)	a Participant receives securities other than Shares by virtue of his holding of Investment Shares, he may sell (or where appropriate redeem) those securities and use the proceeds to purchase further Shares which may be added to his holding of Investment Shares and, in any such case, his Award shall be adjusted accordingly under Rule 13 (Adjustment of Awards).

3.5	Voting and dividend rights

While a Participant's Investment Shares are held for the purposes of the Plan, he shall be entitled to exercise full voting rights in respect of those Investment Shares and receive any dividends declared by reference to the dividend record dates falling after the date of acquisition of the Investment Shares.

3.6	Release of Investment Shares on or after Vesting

On or as soon as practicable after the Vesting or lapse of a Matching Award, the Committee shall transfer or procure the transfer of:

(a)	the legal title for the Investment Shares related to the Award; and/or

(b)	any documents of title relating to those Investment Shares

to the Participant (or his nominee).

4.	GRANT OF awards

4.1	Terms of grant

Subject to Rule 4.6 (Timing of grant), Rule 4.7 (Approvals and consents) and Rule 5 (Limits), the Committee may resolve to grant an Award on:

(a)	the terms set out in the Plan; and

(b)	such additional terms (whether a Performance Condition and/or any other terms) as the Committee may specify[1]

to, in the case of a Performance Award, such Eligible Persons as it decides and, in the case of a Matching Award, to those Eligible Persons who have acquired Investment Shares.

4.2	Type of Award

On or before the Grant Date, the Committee shall determine whether an Award shall be a Performance Award or a Matching Award and whether that Award shall be in the form of a Conditional Award or an Option (and if granted as an Option, whether it is a Regular Option or a Short-Term Option). If the Committee does not specify the type of an Award on or before the Grant Date then an Award shall be an Option with an Option Price equal to the then nominal value of a Share. Any Option granted to a US Taxpayer with an Option Price that is less than Fair Market Value on the Grant Date shall be deemed a Short-Term Option. Options are not intended to be "incentive stock options" within the meaning of Section 422 of the Code.

1 This means that awards may be granted with or without performance conditions being imposed. Note, however, that the Company stated in the letter from Hans Schram to major shareholders dated 18 January 2008 and the circular to shareholders regarding the establishment of the Plan dated • • 2008 that it was envisaged that all awards granted to senior executives would be subject to performance conditions.

4.3	Method of grant

An Award shall be granted as follows:

(a)	by deed executed by the Company; and

(b)	if an Award is an Option, the Committee shall determine the Option Price (if any) on or before the Grant Date provided that, except in the case of an Option granted to a US Taxpayer, the Committee may reduce or waive such Option Price on or prior to the exercise of the Option. In the case of a Regular Option granted to a US Taxpayer, the Option Price per Share shall, subject to any adjustments permitted by Section 409A of the Code and its regulations for corporate transactions, never be less than the Fair Market Value of such Share on the Grant Date.

In the case of an Option granted to a US Taxpayer, for the avoidance of doubt, the following actions shall have occurred as of the Grant Date: (i) the recipient of the grant of the Option shall have been identified, (ii) the maximum number of Shares that can be purchased under the Option shall have been established, (iii) the Option Price shall have been established, and (iv) the recipient of the grant shall have acquired a legally binding right to the Option (which may, however, be subject to lapse or forfeiture).

4.4	Treatment of dividends

The Committee may decide on or before the grant of an Award that either:-

(a)	a Participant (or his nominee) shall be entitled to receive a benefit determined by reference to the value of the dividends that would have been paid on the Vested Shares in respect of dividend record dates occurring during the period between the Grant Date and the date of Vesting. The Committee shall decide the basis on which the value of such dividends shall be calculated which may assume the reinvestment of dividends. The Committee may also decide at this time whether the Dividend Equivalent shall be provided to the Participant in the form of cash and/or Shares. The Dividend Equivalent shall be provided in accordance with Rule 7.3; or

(b)	it shall grant an Award on terms where the number of Shares comprised in an Award shall increase by deeming dividends that would have been paid on such Shares in respect of dividend record dates occurring within the period between the Grant Date and the date of Vesting to have been reinvested in additional Shares on such terms (as to the inclusion or exclusion of any dividend tax credit, the price at which any such additional Shares shall be deemed to have been purchased or otherwise) as the Committee shall decide on or before the Grant Date of an Award.

4.5	Method of satisfying Awards

Unless specified to the contrary by the Committee on the Grant Date, an Award may be satisfied:

(a)	by the issue of new Shares; and/or

(b)	by the transfer of treasury Shares; and/or

(c)	by the transfer of Shares (other than the transfer of treasury Shares).

The Committee may decide to change the way in which it is intended that an Award may be satisfied after it has been granted, having regard to the provisions of Rule 5 (Limits).

4.6	Timing of grant

Subject to Rule 4.7 (Approvals and consents), an Award may only be granted:

(a)	in the 6 weeks beginning with:

(i)	the date on which the Plan is approved by the shareholders of the Company; or

(ii)	the dealing day after the date on which the Company announces its results for any period; or

(b)	at any other time when the Committee considers that the circumstances justify its grant but an Award may not be granted after 18 March 2018 (that is, the expiry of the period of 10 years beginning with the date on which the Plan is approved by the shareholders of the Company)2.

4.7	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under any applicable rules of any exchange on which Shares or securities of the Company are listed or traded, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers, or any other relevant UK or overseas regulation or enactment.

4.8	Non-transferability and bankruptcy

An Award granted to any person:

(a)	shall not be transferred, assigned, encumbered, pledged, charged or otherwise disposed of (except on his death to his personal representatives) and shall lapse immediately on any attempt to do so; and

(b)	shall lapse immediately if he is declared bankrupt.

5.	LIMITS

5.1	10 per cent. in 10 years limit

An Award shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of Shares allocated (as defined in Rule 5.2) on or after 28 June 2001 and in the period of 10 calendar years ending with that calendar year under:

(a)          the Plan;

(b)          any other employee share plan operated by the Company; and

(c)          any other share incentive arrangement operated by the Company for the benefit of directors of, or consultants to, any Participating Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

2 The Company has undertaken to review the Plan five years after adoption (at the latest) – see the letter from Hans Schram to major shareholders dated 18 January 2008.

5.2	Meaning of "allocated"

For the purposes of Rule 5.1:

(a)	Shares are allocated:

(i)	when an option, award or other contractual right to acquire unissued Shares or treasury Shares is granted;

(ii)	where Shares are issued or treasury Shares are transferred otherwise than pursuant to an option, award or other contractual right to acquire Shares, when those Shares are issued or treasury Shares transferred;

(b)	any Shares which have been issued or which may be issued (or any Shares transferred out of treasury or which may be transferred out of treasury) to any trustees to satisfy the exercise of any option, award or other contractual right granted under any arrangement falling within Rule 5.1 shall count as allocated unless they are already treated as allocated under this Rule; and

(c)	for the avoidance of doubt, existing Shares other than treasury Shares that are transferred or over which options, awards or other contractual rights are granted shall not count as allocated.

5.3	Post-grant events affecting numbers of "allocated" Shares

For the purposes of Rule 5.2:

(a)	where:

(i)	any option, award or other contractual right to acquire unissued Shares or treasury Shares is released or lapses (whether in whole or in part); or

(ii)	after the grant of an option, award or other contractual right the Committee determines that:

(aa)	it shall be satisfied by the payment of cash equal to the gain made on its vesting or exercise; or

(bb)	it shall be satisfied by the transfer of existing Shares (other than Shares transferred out of treasury)

the unissued Shares or treasury Shares which consequently cease to be subject to the option, award or other contractual right shall not count as allocated; and

(b)	the number of Shares allocated in respect of an option, award or other contractual right shall be such number as the Board shall reasonably determine from time to time.

5.4	Changes to investor guidelines

Treasury Shares shall cease to count as allocated Shares for the purposes of Rule 5.2 if institutional investor guidelines cease to require such Shares to be so counted.

5.5	Individual limit

(a)	The maximum total expected value (calculated as set out in this Rule) of Awards which may be granted to any person during any financial year of the Company is 600% of his salary (as defined in this Rule) unless Rule 5.5(b) applies.

(b)	If the Committee decides that exceptional circumstances exist, such as in relation to the recruitment or retention of an eligible employee, then Awards may be granted to him in excess of the limit set out in Rule 5.5(a).

For the purpose of this Rule 5.5:

(i)	a person's salary shall be taken to be his base salary (excluding benefits in kind) and/or fees paid to him or in respect of his services, expressed as an annual rate payable by the Participating Companies to him on the Grant Date (or such earlier date as the Committee shall determine). Where a payment of salary is made in a currency other than sterling, the payment shall be treated as equal to the equivalent amount of sterling determined by using any rate of exchange which the Committee may reasonably select; and

(ii)	the expected value of an Award shall be calculated as at the relevant Grant Date in accordance with generally accepted methodologies based on Black Scholes or Binominal stochastic models.

5.6	Effect of limits

Any Award shall be limited and take effect so that the limits in this Rule 5 are complied with.

5.7	Restriction on use of unissued Shares and treasury Shares

No Shares may be issued or treasury Shares transferred to satisfy the Vesting of any Conditional Award or the exercise of any Option to the extent that such issue or transfer would cause the number of Shares allocated (as defined in Rule 5.2 and adjusted under Rule 5.3) to exceed the limit in Rule 5.1 (10 per cent. in 10 years limit) except where there is a variation of share capital of the Company which results in the number of Shares so allocated exceeding such limits solely by virtue of that variation.

5.8	Overall limit

No Award may be granted if it would cause the aggregate number of Shares subject to Awards granted under the Plan after 14th March 2013 to exceed 15,000,000.

6.	VESTING OF AWARDS

6.1	Timing of Vesting: Normal Vesting Date

Subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues), an Award shall Vest on the later of:

(a)	the date on which the Committee determines whether or not any Performance Condition and any other condition imposed on the Vesting of the Award has been satisfied (in whole or part); and

(b)	the third anniversary of the Grant Date, or such other date (which may be before the third anniversary of the Grant Date) as the Committee may determine on or before the grant of the relevant Award, except where earlier Vesting occurs on an Early Vesting Date under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events).

6.2	Extent of Vesting

An Award shall only Vest to the extent:

(a)	that any Performance Condition is satisfied on the Normal Vesting Date or, if appropriate, the Early Vesting Date;

(b)	permitted by any other term imposed on the Vesting of the Award; and

(c)	in relation to Vesting before the Normal Vesting Date, as permitted by Rules 11.3 and 12.5 (Reduction in number of Vested Shares).

Where, under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events), an Award would (subject to the satisfaction of any Performance Condition) Vest before the end of the full period over which performance would be measured under Performance Condition then, unless provided to the contrary by the Performance Condition, the extent to which the Performance Condition has been satisfied in such circumstances shall be determined by the Committee on such reasonable basis as it decides.

6.3	Restrictions on Vesting: regulatory and tax issues

An Award shall not Vest unless and until the following conditions are satisfied:

(a)	the Vesting of the Award, and the issue or transfer of Shares after such Vesting, would be lawful in all relevant jurisdictions and in compliance with any applicable rules of any exchange on which Shares or securities of the Company are listed or traded, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting and the Board decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 6.5 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability;

(c)	the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member's liability to social security contributions in respect of the Vesting of the Award; and

(d)	where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 6.3, references to Group Member include any former Group Member.

In the case of a Participant who is a US Taxpayer, any delay in the Vesting of an Award for the satisfaction of the conditions in Rule 6.3(a), (b), (c),(d) shall not delay the distribution of Shares or cash in lieu of Shares beyond the Short-Term Deferral Period in relation to the Award. If the delay in Vesting is caused by the failure or refusal of the US Taxpayer to enter into arrangements acceptable to the Board for the satisfaction of any related Tax Liability, the Award shall lapse 30 days after the original date of Vesting without any further obligation of the Company, the Participant's employer, or any other Group Member to the Participant with respect thereto.

6.4	Tax Liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Group Member to ensure that it receives the amount of such Tax Liability. If no such arrangement is made then the Participant shall be deemed to have authorised the Company to sell or procure the sale of sufficient of the Shares subject to his Award on his behalf to ensure that the relevant Group Member receives the amount required to discharge the Tax Liability and the number of Shares subject to his Award shall be reduced accordingly.

For the purposes of this Rule 6.4, references to Group Member include any former Group Member.

6.5	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the Vesting of his Award on his behalf to ensure that any relevant Group Member or former Group Member receives the amount required to discharge the Tax Liability which arises on Vesting except to the extent that the Board decides that all or part of the Tax Liability shall be funded in a different manner.

7.	consequences of vesting

7.1	Conditional Awards

On or as soon as reasonably practicable after the Vesting of a Conditional Award, the Board shall, subject to Rule 6.5 (Payment of Tax Liability) and any arrangement made under Rules 6.3(b) and 6.3(c) (Restrictions on Vesting: regulatory and tax issues), transfer or procure the transfer of the Vested Shares to the Participant (or a nominee for him).

7.2	Options

An Option shall, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of Vested Shares at any time prior to:

(a)	in relation to a Regular Option, the tenth anniversary of the Grant Date; and

(b)	in relation to a Short-Term Option, the end of the Short-Term Deferral Period in relation to that Option,

unless, in each case, it lapses earlier under Rule 11.1 (Good leavers), Rule 11.2 (Cessation of employment in other circumstances), Rule 12.1 (General offers), Rule 12.2 (Schemes of arrangement and winding up) or Rule 12.3 (Demergers and similar events).

7.3	Dividend Equivalent

If the Committee decided under Rule 4.4 (Treatment of dividends) that a Participant would be entitled to a Dividend Equivalent in relation to Shares under their Award but did not decide at that time whether the Dividend Equivalent would be provided in the form of cash and/or Shares, then the Committee shall make such decision on or as soon as practicable after Vesting.

The Committee, acting fairly and reasonably, may decide to exclude the value of all or part of a special dividend or any other dividend from the amount of the Dividend Equivalent.

The provision of the Dividend Equivalent to the Participant shall be made as soon as practicable after the issue or transfer of Vested Shares and:

(a)	in the case of a cash payment, shall be subject to such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable; and

(b)	in the case of a provision of Shares, Rule 6.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 6.5 (Payment of Tax Liability) shall apply as if such provision was the Vesting of an Award.

8.	Exercise of options

8.1	Restrictions on the exercise of an Option: regulatory and tax issues

An Option which has Vested may not be exercised unless the following conditions are satisfied:

(a)	the exercise of the Option and the issue or transfer of Shares after such exercise would be lawful in all relevant jurisdictions and in compliance with any applicable rules of any exchange on which Shares or securities of the Company are listed or traded, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise and the Board decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 8.4 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability;

(c)	the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member's liability to social security contributions in respect of the exercise of the Option; and

(d)	where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

In no event shall any restrictions under this Rule 8.1 on the exercise of a Vested Option extend the Exercise Period beyond the limit of Rule 7.2(a) (for a Regular Option) and Rule 7.2(b) (for a Short-Term Option). For the purposes of this Rule 8.1, references to Group Member include any former Group Member.

8.2	Exercise in whole or part

An Option must be exercised over at least 2,000 Shares on any occasion unless the Committee decides that a Participant may exercise the Option in respect of such fewer number of Shares as it decides or there are fewer than 2,000 Shares (or such other number as the Committee may decide) in respect of which the Option may be exercised at the relevant time, in which case the Option must be exercised to the maximum extent possible at that time.

8.3	Method of exercise

The exercise of any Option shall be effected in the form and manner prescribed by the Board. Unless the Board, acting fairly and reasonably determines otherwise, any notice of exercise shall, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues), take effect only when the Company receives it, together with payment of any relevant Option Price (or, if the Board so permits, an undertaking to pay that amount).

8.4	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following exercise of his Option on his behalf to ensure that any relevant Group Member receives the amount required to discharge the Tax Liability which arises on such exercise except to the extent that he agrees to fund all or part of the Tax Liability in a different manner.

8.5	Transfer or allotment timetable

As soon as reasonably practicable after an Option has been exercised, the Company shall, subject to Rule 8.4 (Payment of Tax Liability) and any arrangement made under Rules 8.1(b) and 8.1(c) (Restrictions on exercise: regulatory and tax issues), transfer or procure the transfer to him (or a nominee for him) or, if appropriate, allot to him (or a nominee for him) the number of Shares in respect of which the Option has been exercised.

8.6	Lapse of Options

An Option which has become exercisable shall, subject to Rule 11.2 (Cessation of employment in other circumstances), Rule 12.1 (General offers), Rule 12.2 (Schemes of arrangement and winding up) or Rule 12.3 (Demergers and similar events), lapse at the end of the Exercise Period to the extent it has not been exercised.

9.	Cash alternative

9.1	Committee determination

Where a Conditional Award Vests or where an Option has been exercised and Vested Shares have not yet been allotted or transferred to the Participant (or his nominee), the Committee may determine that, in substitution for his right to acquire such number of Vested Shares as the Committee may decide (but in full and final satisfaction of his right to acquire those Shares), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 9.3) of that number of Shares in accordance with the following provisions of this Rule 9.

9.2	Limitation on the use of this Rule

Rule 9.1 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of Rule 9.1 would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption; or

(b)	adverse tax or social security contribution consequences for the Participant or any Group Member as determined by the Board provided that this Rule 9.2 shall only apply if its application would prevent the occurrence of a consequence referred to in (a) or (b) above.

9.3	Cash equivalent

For the purpose of this Rule 9, the cash equivalent of a Share is:

(a)	in the case of a Conditional Award, the market value of a Share on the day when the Award Vests;

(b)	in the case of an Option, the market value of a Share on the day when the Option is exercised (the Fair Market Value of a Share on the day when the Option is exercised in the case of a Regular Option granted to a US Participant) reduced by the Option Price.

Market value on any day shall be determined as follows:

(c)	if on the day of Vesting or exercise, Shares are admitted to trading on the Alternative Investment Market of the London Stock Exchange, the closing quotation of a Share as derived from such source as the Committee may determine, on that day; or

(d)	if Shares are not so quoted, such value of a Share as the Committee reasonably determines.

9.4	Payment of cash equivalent

Subject to Rule 9.5 (Share alternative), as soon as reasonably practicable after the Committee has determined under Rule 9.1 that a Participant shall be paid a sum in substitution for his right to acquire any number of Vested Shares:

(a)	the Company shall pay to him or procure the payment to him of that sum in cash; and

(b)	if he has already paid the Company for those Shares, the Company shall return to him the amount so paid by him.

9.5	Share alternative

If the Committee so decides, the whole or any part of the sum payable under Rule 9.4 shall, instead of being paid to the Participant in cash, be applied on his behalf:

(a)	in subscribing for Shares at a price equal to the market value by reference to which the cash equivalent is calculated; or

(b)	in purchasing such Shares; or

(c)	partly in one way and partly in the other

and the Company shall allot or transfer to him (or his nominee) or procure the transfer to him (or his nominee) of the Shares so subscribed for or purchased.

9.6	Deductions

There shall be deducted from any payment under this Rule 9 such amounts (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable and permitted by law.

10.	Lapse of Awards

10.1	An Award shall lapse:

(a)	in accordance with the Rules; or

(b)	to the extent it does not Vest under these Rules.

10.2	Dealings in Investment Shares

A Matching Award shall lapse on the date on which the Participant:

(a)	does any act in breach of any of the terms relating to his Investment Shares unless the Committee decides otherwise; or

(b)	loses his entitlement to, transfers, charges, or otherwise disposes of the Investment Shares to which the relevant Matching Award relates and such lapse shall be pro-rata to the number of Investment Shares in respect of which such act or event occurs.

10.3	Short-Term Options

A Short-Term Option shall lapse at the end of the Short-Term Deferral Period in relation to that Option, if not exercised.

11.	Leavers

11.1	Good leavers

If a Participant ceases to be a Connected Person before the Normal Vesting Date by reason of:

(a)	death;

(b)	retirement with the agreement of the Committee (in the case of Participants who are executive directors of the Company or members of senior management) or the employer or company to whom the Participant provides services (in the case of all other Participants), determined on a case-by-case basis in the absolute discretion of the Committee, employer or company, as applicable;

(c)	ill health, injury or disability evidenced to the satisfaction of the Committee;

(d)	redundancy (within the meaning of the Employment Rights Act 1996) or any overseas equivalent;

(e)	his office, employment or consultancy contract being with either a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member; or

(f)	for any other reason, if the Committee so decides

then:

(i)	subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 12 (Takeovers and other corporate events), his Award shall Vest on the Normal Vesting Date and Rule 11.3 (Leavers: reduction in number of Vested Shares) shall apply; unless

(ii)	the Committee decides that, subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues), his Award shall Vest on the date of cessation and Rule 11.3 (Leavers: reduction in number of Vested Shares) shall apply.

If the Participant ceasing to be a Connected Person is a U.S. Taxpayer, and an event described in this Rule 11.1 occurs, then only paragraph (ii) shall apply to such Participant.

If an event as described in this Rule 11.1 occurs, and paragraph (ii) above applies, an Option may, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues) and Rule 10.3 (Short-Term Options), be exercised within six months of such event, but in no event shall it become exercisable at any time after then end of the otherwise applicable Exercise Period. To the extent that the Option is not exercised within the permitted exercise period, it shall (regardless of any other provision of the Plan) lapse at the end of that period.

11.2	Ceasing to be a Connected Person in other circumstances

If a Participant ceases to be a Connected Person for any reason other than those specified in Rule 11.1 (Good leavers) then any Award held by him shall lapse immediately on such cessation.

11.3	Leavers: reduction in number of Vested Shares

Where an Award Vests on or after a Participant ceasing to be a Connected Person, the Committee shall determine the number of Vested Shares of that Award by the following steps:

(a)	applying any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)	if the Committee so decides, applying such reduction to the number of Shares determined under Rule 11.3(a) as it sees fit (such reduction to be, unless it decides otherwise, on such pro-rata basis as it may determine).

If an Award Vests under any of Rules 12.1 to 12.3 when the holder of that Award has ceased to be a Connected Person then this Rule 11.3 shall take precedence over Rule 12.5.

11.4	Meaning of ceasing to be a Connected Person

A Participant shall not be treated for the purposes of this Rule 11 as ceasing to be a Connected Person until such time as he is no longer a director or employee of, or a Consultant to, any Group Member. If any Participant ceases to be such a director or employee before the Vesting of his Award in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee or director. In the case of a US Taxpayer, a Participant shall not be treated for the purposes of this Rule 11 as ceasing to be a Connected Person unless and until the Participant has also had a "separation from service" for purposes of Section 409A.

The reason for the termination of office or employment of a Participant, or the relevant consultancy contract, shall be determined by reference to Rules 11.1 and 11.2 regardless of whether such termination was lawful or unlawful.

12.	TAKEOVERS and other corporate events

12.1	General offers

If any person (or group of persons acting in concert):

(a)	obtains (or, in the reasonable opinion of the Committee, is expected to obtain) Control of the Company as a result of making a general offer to acquire Shares; or

(b)	having obtained Control of the Company makes such an offer and such offer becomes unconditional in all respects the Committee shall within 7 days of becoming aware of that event or forming such opinion (as applicable) notify every Participant accordingly and, subject to Rule 12.4 (Internal reorganisations), the following provisions shall apply:

(i)	subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues), all Awards shall Vest on such date as the Committee may determine (being no later than the date of the change in Control of the Company or the offer becoming unconditional in all respects, as applicable) (such date being the Early Vesting Date) if they have not then Vested and Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply; and

(ii)	any Option may, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercised within one month of the Early Vesting Date, but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

12.2	Schemes of arrangement and winding up

In the event that:

(a)	a compromise or arrangement is sanctioned by the Court under section 425 of the Companies Act 1985 in connection with or for the purposes of a change in Control of the Company; or

(b)	the Company passes a resolution for a voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding up of the Company or, in the reasonable opinion of the Committee, any of the above events is expected to occur, all Awards shall, subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 12.4 (Internal reorganisations), Vest on such date as the Committee may determine (being no later than the date of such event) (such date being the Early Vesting Date) if they have not then Vested and Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply.

If an event as described in this Rule 12.2 occurs (or, in the reasonable opinion of the Committee, is expected to occur) then an Option may, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues) and Rule 12.4 (Internal reorganisations), be exercised within one month of the Early Vesting Date, but to the extent that the Option is not exercised within that period, it shall (regardless of any other provision of the Plan) lapse at the end of that period.

12.3	Demergers and similar events

If a demerger, special dividend or other similar event (the "Relevant Event") is proposed which, in the opinion of the Committee, would affect the market price of Shares to a material extent, then the Committee may, at its discretion, decide that the following provisions shall apply:

(a)	the Committee shall, as soon as reasonably practicable after deciding to apply these provisions, notify a Participant that, subject to earlier lapse under Rule 11 (Leavers), his Award Vests and, if relevant, his Option may be exercised on such terms as the Committee may determine and during such period preceding the Relevant Event or on the Relevant Event as the Committee may determine and shall lapse at the end of that period to the extent unexercised;

(b)	if an Award Vests, or an Option is exercised, conditional upon the Relevant Event and such event does not occur then the conditional Vesting or exercise shall not be effective and the Award shall continue to subsist; and

(c)	if the Committee decides that an Award Vests under this Rule 12.3 then the date of that Vesting shall be the Early Vesting Date and the provisions of Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply.

12.4	Internal reorganisations

In the event that:

(a)	a company (the "Acquiring Company") is expected to obtain Control of the Company as a result of an offer referred to in Rule 12.1 (General offers) or a compromise or arrangement referred to in Rule 12.2(a) (Schemes of arrangement and winding up); and

(b)	at least 75% of the shares in the Acquiring Company are expected to be held by substantially the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company then the Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that an Award shall not Vest under Rule 12.1 or Rule 12.2 but shall be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award it replaces except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 12.4 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

In the case of an Award granted to a US Taxpayer, Rule 12.4 shall be administered, in the case of Awards other than Regular Options, in a manner that does not result in the Award becoming subject to Section 409A of the Code, and in the case of Regular Options, in accordance with the Section 409A requirements for corporate reorganizations so as to preserve the status of the Options as not subject to Section 409A of the Code.

12.5	Corporate events: reduction in number of Vested Shares

If an Award Vests under any of Rules 12.1 to 12.3, the Committee shall determine the number of Vested Shares of that Award by the following steps:

(a)	applying any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)	subject to Rule 11.3 (Leavers: reduction in number of Vested Shares), and if the Committee so decides, by applying such reduction to the number of Shares determined under Rule 12.5(a) as it sees fit (such reduction to be, unless it decides otherwise, on such pro-rata basis as it may determine).

If an Award Vests under any of Rules 12.1 to 12.3 after the holder of that Award has ceased to be a Connected Person then Rule 11.3 shall take precedence over this Rule 12.5.

13.	ADJUSTMENT OF AWARDS

13.1	General rule

In the event of:

(a)	any variation of the share capital of the Company; or

(b)	a demerger, special dividend or other similar event which affects the market price of Shares to a material extent the Committee may make such adjustments as it considers appropriate under Rule 13.2 (Method of adjustment) taking into account, where relevant, any adjustment to the related holding of Investment Shares under Rule 3.4 (Variation of share capital – Investment Shares).

13.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)	the number of Shares comprised in an Award;

(b)	subject to Rule 13.3 (Adjustment below nominal value), the Option Price; and

(c)	where any Award has Vested or Option has been exercised but no Shares have been transferred or allotted after such Vesting or exercise, the number of Shares which may be so transferred or allotted and (if relevant) the price at which they may be acquired.

In the case of any Regular Option granted to a US Taxpayer, any adjustment under this Rule 13.2 shall be made in accordance with the Section 409A requirements for corporate reorganizations so as to preserve the status of the Options as not subject to Section 409A of the Code.

13.3	Adjustment below nominal value

An adjustment under Rule 13.2 may have the effect of reducing the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised:

(a)	to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up such amount on such Shares

so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

14.	ALTERATIONS

14.1	General rule on alterations

Except as described in Rule 14.2 (Shareholder approval) and Rule 14.4 (Alterations to disadvantage of Participants), the Committee may at any time alter the Plan or the terms of any Award.

14.2	Shareholder approval

Except as described in Rule 14.3 (Exceptions to shareholder approval), no alteration to the advantage of an individual to whom an Award has been or may be granted shall be made under Rule 14.1 to the provisions concerning:

(a)	the individual limits on participation;

(b)	the overall limits on the issue of Shares or the transfer of treasury Shares; and

(c)	the terms of this Rule 14.2

without the prior approval by ordinary resolution of the members of the Company in general meeting.

14.3	Exceptions to shareholder approval

Rule 14.2 (Shareholder approval) shall not apply to:

(a)	any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

(b)	any alteration relating to the Performance Condition made under Rule 14.5.

14.4	Alterations to disadvantage of Participants

No alteration to the material disadvantage of Participants (other than a change to any Performance Condition) shall be made under Rule 14.1 unless:

(a)	the Board shall have invited every relevant Participant to indicate whether or not he approves the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

14.5	Alterations to a Performance Condition

The Committee may amend any Performance Condition without prior shareholder approval3 if:

(a)	an event has occurred which causes the Committee reasonably to consider that it would be appropriate to amend the Performance Condition; and

(b)	the Committee shall act fairly and reasonably in making the alteration.

15.	MISCELLANEOUS

15.1	Employment

3 The Company has undertaken to consult with major shareholders prior to altering any existing performance conditions – see the letter from Hans Schram to major shareholders dated 18 January 2008 and the circular to shareholders relating to the introduction of the Plan dated .•• 2008.

The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from him ceasing to have rights under an Award as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

15.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Committee shall be final and binding upon all persons.

15.3	Exercise of powers and discretions

The exercise of any power or discretion by the Committee shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

15.4	Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

Where Vested Shares are transferred to Participants (or their nominee) they shall be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer.

15.5	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)	by personal delivery or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a Connected Person, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office, employment or other arrangement pursuant to which he is a Connected Person;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Board determines.

15.6	Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

15.7	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

15.8	Data Protection

Each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan. This includes:

(a)	providing personal data to any Group Member and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

(b)	processing of personal data by any such Group Member or third party;

(c)	transferring personal data to a country outside the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area); and

(d)	providing personal data to potential purchasers of the Company, the Participant's employer or the business in which the Participant works.

15.9	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.

15.10	Section 409A

Although neither the Company, the Committee nor any Group Member guarantees any particular tax treatment to a US Participant, all Awards granted to US Taxpayers are intended to be exempt from the application of Section 409A of the Code:

(a)	in the case of Awards other than Regular Options, pursuant to the short-term deferral exception set forth Treas. Regs. §1.409A-1(b)(4)); and

(b)	in the case of Regular Options, as options which are exempt from Section 409A;

and this Plan shall be limited, construed and administered consistent with that intent. Accordingly, notwithstanding any Rule in the Plan to the contrary, in the case of Awards granted to US Taxpayers:

(c)	in any instance in which a new Regular Option is substituted for an outstanding Option pursuant to a corporate transaction or in any instance in which an outstanding Regular Option is assumed pursuant to a corporate transaction, the number of Shares and the Option Price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury Regulations. The instances in which there may be a substitution of a new Regular Option for an outstanding Option pursuant to a corporate transaction shall be limited to those corporate transactions authorized by the Plan but shall be further limited to only those corporate transactions described in Section 1.424(a)(3) of the Treasury Regulations. In the case of a stock split (including a reverse stock split), or stock dividend involving the Shares where the only effect of the stock split or stock dividend is to increase or decrease on a pro rata basis the number of Shares owned by each shareholder, the Option Price and the number of Shares subject to an Option shall be proportionally adjusted to reflect such stock split or stock dividend;

(d)	The Shares underlying any Regular Option granted to a US Taxpayer shall in all instances constitute "service recipient stock" and shall be issued by a Group Member that is, with respect to such US Taxpayer, an "eligible issuer of service recipient stock" for purposes of Code Section 409A;

(e)	To the extent that any amount payable under the Plan constitutes non-exempt "deferred compensation" for purposes of Section 409A and would otherwise be payable or distributable under the Plan by reason of the occurrence of a corporate transaction, such amount or benefit will not be payable or distributable to the Participant who is a US Taxpayer by reason of such corporate transaction unless the circumstances giving rise to such corporate transaction constitutes a "change in control event" in Section 409A of the Code. If this provision prevents the payment or distribution of any amount, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Plan that is permissible under Section 409A; and

(f)	If any amount or benefit that constitutes non-exempt "deferred compensation" for purposes of Section 409A would otherwise be payable or distributable under this Plan by reason of a Participant's separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A -3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Participant's right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant's death or the first day of the seventh month following the Participant's separation from service. For purposes of this Plan, the term "Specified Employee" has the meaning given such term in Section 409A, provided, however, that, as permitted thereunder, the Company's Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company applicable to US Taxpayers, including this Plan.

SCHEDULE 1

CASH CONDITIONAL AWARDS

The Rules of the GW Pharmaceuticals plc Long-Term Incentive Plan shall apply to a right (a "Cash Conditional Award") to receive a cash sum granted or to be granted under this Schedule as if it was a Conditional Award, except as set out in this Schedule. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.

1.	The Committee may grant or procure the grant of a Cash Conditional Award.

2.	Each Cash Conditional Award shall relate to a given number of notional Shares.

3.	On the Vesting of the Cash Conditional Award the holder of that Award shall be entitled to a cash sum which shall be equal to the "Cash Value" of the notional Vested Shares, where the Cash Value of a notional Share is the market value of a Share on the date of Vesting of the Cash Conditional Award. For the purposes of this Schedule, the market value of a Share on any day shall be determined in accordance with Rule 9.3 (Cash equivalent).

4.	The cash sum payable under paragraph 3 above shall be paid by the employer of the Participant as soon as practicable after the Vesting of the Cash Conditional Award, net of any deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

5.	For the avoidance of doubt, a Cash Conditional Award shall not confer any right on the holder of such an Award to receive Shares or any interest in Shares.

SCHEDULE 2

EMI AWARDS

1.	INTERACTION WITH PLAN

The provisions of this Schedule 2 and the Rules shall govern the terms of the EMI Awards granted under this schedule and, for this purpose, references to the Plan shall include references to this Schedule 2. Where there is any conflict between the Rules and this Schedule 2, the terms of this Schedule 2 shall prevail.

2.	DEFINITIONS AND INTERPRETATIONS

"EMI Award" means an Award granted under this Schedule 2 which is a qualifying option to acquire Shares for the purposes of Schedule 5;

"Qualifying Subsidiary" means a Subsidiary which meets the conditions of paragraph 11 of Schedule 5;

"Schedule 5" means Schedule 5 to ITEPA;

"Shares" means ordinary shares in the capital of the Company which are fully paid up and are not redeemable;

and, for the purposes of this Schedule 2, expressions not otherwise defined in the Plan shall have the same meaning as they have in Schedule 5.

3.	ELIGIBILITY

A person is eligible to be granted an EMI Award if (and only if) he is an employee within the meaning of paragraph 25 of Schedule 5 and if his committed time to the Company or a Qualifying Subsidiary amounts to at least 25 hours a week or, if less, 75% of his working time, in each case within the meaning of and in compliance with paragraph 26 of Schedule 5.

A person is not eligible to be granted an EMI Award at any time when he is not eligible to receive such an award by virtue of paragraph 28 of Schedule 5 (no material interest requirement). Further an EMI Award shall not be granted unless the requirements of paragraph 4 of Schedule 5 (commercial reasons for grant) are satisfied.

4.	GRANT OF EMI AWARDS

EMI Awards may only be granted at such time as the provisions of Schedule 5 are met.

When granting an Award under the Plan, the Committee shall specify whether the Award is intended to be an EMI Award and, if so, shall enter into a written agreement with the Participant on such terms as it may determine, provided that such agreement meets the requirements of paragraph 37 of Schedule 5.

5.	IMPACT OF NON-COMPLIANCE WITH SCHEDULE 5

Notwithstanding any other provision of this Schedule 2 and/or the Rules, an EMI Award shall not be treated as an unapproved award by reason only of any minor deviation(s) from the requirements of Schedule 5 and, in the event of such minor deviation(s), the terms of the EMI Awards shall be amended so as to satisfy the provisions of Schedule 5.

If, however, any Award granted as an EMI Award does not meet the requirements of Schedule 5 on its Grant Date or thereafter and cannot be so amended then, to the extent that it does not meet the requirements of Schedule 5, it shall continue to subsist as an Award granted under the Plan.

6.	LIMITS

No person shall be granted an EMI Award which would, at the time it is granted, result in:

(a)	that person exceeding the maximum entitlement as prescribed in paragraph 5 of Schedule 5 (currently £100,000 worth of subsisting EMI options and/or HMRC approved options); or

(b)	a breach of paragraph 6 of Schedule 5 (further three-year limit).

The maximum value of Shares over which unexercised EMI Awards may subsist at any one time shall be limited to the amount prescribed in paragraph 7 of Schedule 5 (currently £3 million).

7.	DIVIDEND EQUIVALENT

Any Dividend Equivalent paid in connection with an EMI Award shall be deemed to be provided in connection with a non-EMI Award of equivalent size and outside the scope of Schedule 5. A Dividend Equivalent may, however, only be paid in connection with an EMI Award to the extent that the making of such a payment would not, in the reasonable opinion of the Committee, prejudice the tax-favoured status of any EMI Award.

8.	MISCELLANEOUS

Notwithstanding the generality of Rule 15.1, a Participant will not be entitled to any compensation or damages in respect of:

(a)	an EMI Award losing its tax favoured status by reason of the requirements of Schedule 5 not being met, including the occurrence of a disqualifying event within the meaning of Schedule 5, or otherwise; or

(b)	an Award purportedly granted as an EMI Award never having satisfied the requirements of Schedule 5 and/or never having otherwise qualified for tax favoured status.

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